UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

NATIONAL SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-6453	95-2095071
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090 SANTA CLARA, CALIFORNIA	95052-8090
(Address of principal executive offices)	(Zip Code)

(408) 721-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NATIONAL SEMICONDUCTOR CORPORATION

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 25, 2009, National Semiconductor Corporation (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement dated as of July 20, 2007 among the banks, financial institutions and other institutional lenders identified therein (collectively, the “Lenders”) and Bank of America, N.A., as administrative Agent for the Lenders (the “Credit Agreement”).

The Amendment provides that the interest rate applicable to outstanding Loans under the Credit Agreement will be, at the Company’s option, equal to either: (1) the rate equal to (a) the London Interbank Offered Rate, or LIBOR, plus (b) an applicable margin of between 2.25% and 3.00% depending on the Company’s public debt ratings from Moody’s and S&P, or (2) a base rate equal to (a) the greater of (i) the prime rate set by Bank of America and publicly announced as its prime rate, (ii) the Federal Funds rate plus 0.50%, and (iii) LIBOR plus 1.25%, plus (b) an applicable margin of between 1.00% and 1.75% depending on the Company’s public debt ratings from Moody’s and S&P.

The Amendment (1) reduces the minimum interest coverage ratio covenant applicable to the Company beginning fiscal 2010 through the first fiscal quarter 2011 (June 1, 2009 through August 31, 2010), (2) increases the maximum leverage ratio covenant applicable to the Company beginning the third fiscal quarter 2009 through the second fiscal quarter 2011 (November 30, 2008 through August 2010), (3) clarifies the definition of consolidated adjusted EBITDA for purposes of such covenant calculations, and (4) provides for the prepayment by the Company on or prior to March 31, 2009 of an amount not less than $125,000,000 which amount is to be applied pro rata to the last four installments due under the Credit Agreement thereby reducing the installments due on each of September 30, 2011, December 31, 2011, March 31, 2012 and June, 2012 to $31,250,000 from $62,500,000.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL SEMICONDUCTOR CORPORATION

Dated: February 26, 2009	//S// Jamie E. Samath
Jamie E. Samath Corporate Controller Signing on behalf of the registrant and as principal accounting officer